Exhibit 10.45

February 16, 2022

Raj K. Agrawal

Re: Retention Bonus

Dear Raj:

In recognition of your continued service with the Company through and until January 31, 2023 (the "Retention Period"), we are offering you a retention bonus in the amount of $700,000, less all applicable withholdings and deductions required by law (the "Retention Bonus").

You will be eligible to receive this Retention Bonus if all of the following eligibility criteria are satisfied:

1. Your performance has been satisfactory under the normal performance management process, as determined in the Company’s sole discretion, from the date of this letter agreement through the end of the Retention Period.

2. You are actively employed by the Company on the last day of the Retention Period.

If you are eligible to receive the Retention Bonus, it will be paid to you in one lump sum cash payment as soon as administratively practicable following January 31, 2023, but in no event later than March 15, 2023. This letter agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A") and shall be construed and administered in accordance with Section 409A.

Your employment remains at-will, meaning that you and the Company may terminate the employment relationship at any time, with or without cause. In the event you or the Company terminate or give notice to terminate your employment for any reason before the end of the Retention Period, you will not be entitled to the Retention Bonus or a pro rata amount, or any compensation in lieu.

This letter agreement and all related documents, and all matters arising out of or relating to this letter agreement, whether sounding in contract, tort, or statute for all purposes shall be governed by and construed in accordance with the laws of the State of Colorado, without giving effect to any conflict of laws principles that would cause the laws of any other jurisdiction to apply. This letter agreement may not be amended or modified unless in writing signed by both the Chief People Officer of the Company and you.

Please sign and date this letter agreement and return the signed copy to Richard Williams at richard.williams@westernunion.com by February 21, 2022.

Agreed to and accepted by: /s/ Raj K. Agrawal ________________________ Raj K. Agrawal	Very truly yours, Western Union LLC
Date:____2/23/2022______	By: /s/ Richard L. Williams __________________ Richard L. Williams Chief People Officer